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                                                                     EXHIBIT 2.2
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
One New York Plaza
New York, NY 10004-1980
Tel: 212.859.8000
Fax: 212.859.4000
www.friedfrank.com

                                                              [FRIED FRANK LOGO]

                                  Direct Line 212.859.8875
                                  Fax: 212.859.8588
                                  ewanch@ffhsj.com

                                  April 15, 2004

By Facsimile

Lubrizol Corporation
c/o Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114
Attention: Jim Carlson

      Re:   NOVEON - AGREEMENT AND PLAN OF MERGER

Dear Sirs:

      We refer to the Agreement and Plan of Merger ("Agreement") made and entered into as of the date hereof by and among Noveon International, Inc. (the "Company"), The Lubrizol Corporation and Lubrizol Acquisition Corporation. Capitalized terms used herein will bear the meaning ascribed thereto in the Agreement.

      We hereby notify you on behalf of the Company that, for purposes of the last sentence of Section 6.1 of the Agreement, the Company will or will cause its Subsidiaries to make the following payments on or prior to the Effective
Time:

1.    investment banking fees in an aggregate amount of $5.1 million;

2. advisory (mergers and acquisitions) fees in an aggregate amount of $20 million; and

3. the amounts payable under the Executive Change of Control Agreements at or before the Effective Time, as reflected on the attached schedule. The amounts set forth under the heading "Amounts paid if not offered position," the lump sum cash payments based on the value of pension, 401
      (k), and other employee benefit plans and perquisites, and the gross-up for excise taxes will be included in this item 3 if the executive is notified, at or before the Effective Time, that he

A Delaware Limited Liability Partnership
New York - Washington - Los Angeles - London - Paris

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FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

Thompson Hine LLP                                            April 15,2004
                                                             Page 2

      will not be offered the specified position. In addition, any salary continuation or lump sum amount payable to Mr. Demetriou under his Employee Agreement upon termination will be included in this item 3.

                                                       Yours faithfully,

                                                   /s/ Christopher Ewan

                                                       Christopher Ewan